Great Western Bancorp, Inc. Announces Fiscal Year 2016 Fourth Quarter Financial Results; Raises Dividend and Announces Share Repurchase Authorization
Highlights for the Fourth Quarter and Full Year Fiscal Year 2016

•
Fourth quarter net income was $33.8 million, or $0.57 per diluted share, while adjusted net income[1], which excludes the effect of one-time acquisition expenses related to the HF Financial Corp. ("HF") acquisition, was $35.5 million, or $0.60 per diluted share

•
Net income for fiscal year 2016 was $121.3 million, an increase of 11.2% over fiscal year 2015, and adjusted net income[1] for fiscal year 2016 was $131.0 million, an increase of 20.1% over the same period

•
The efficiency ratio[1] continues to be a key differentiator from peers at 48.5% for the quarter and 49.6% for the fiscal year 2016, each of which would have been lower if one-time acquisition expenses related to the HF acquisition were excluded

•	Net interest margin and adjusted net interest margin[1] were 3.92% and 3.73% for the fourth quarter, respectively, decreases of 3 basis points and 1 basis point from the previous quarter, respectively

•
The Board of Directors authorized an increase in the quarterly dividend per common share to $0.17, a 21.4% increase compared to most recent dividend, and authorized a $100.0 million share repurchase program

•	Asset quality trends remain stable with net charge-offs as a percentage of average total loans of 12 basis points for fiscal year 2016

•
Total loans grew $75.7 million, or 0.9%, during the quarter, bringing non-acquired loan growth to $493.7 million, or 6.7%, for the fiscal year, while deposits grew $124.6 million, or 1.5%, during the quarter, bringing non-acquired deposit growth to $354.6 million, or 4.8%, for the fiscal year

Sioux Falls, SD - October 27, 2016 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $33.8 million, or $0.57 per diluted share, for the quarter ended September 30, 2016, compared to net income of $33.8 million, or $0.60 per diluted share, for the same quarter of fiscal year 2015. Adjusted net income1, which excludes $2.7 million of acquisition expenses related to the HF acquisition, was $35.5 million, or $0.60 per diluted share, equal to the comparable period in fiscal year 2015. Net income for fiscal year 2016 was $121.3 million, or $2.14 per diluted share, compared to $109.1 million, or $1.90 per diluted share, for fiscal year 2015, while adjusted net income1 increased to $131.0 million, or $2.31 per diluted share. The year-over -year increase was driven by increased net interest income resulting from organic and inorganic balance sheet growth and higher noninterest income, only partially offset by increased noninterest expenses.
"I am very happy with our results for the most recent quarter and, more importantly, with fiscal year 2016 as a whole," said Ken Karels, President and Chief Executive Officer. "We were able to deliver significant year-over-year growth including an 11.2% increase in net income, a 12.6% increase in diluted earnings per share and 13.8% increase in tangible book value per share while maintaining a peer-leading efficiency ratio, all against the backdrop of successfully completing our first acquisition since becoming a public company. I want to thank all of our employees for an excellent job over the course of the year. We also announced today that we have increased our quarterly dividend by 21.4%, to $0.17 per share, a level that we believe is reflective of our commitment to actively managing capital and overall shareholder return. We have also announced a $100.0 million share repurchase program which reflects our intent to proactively manage capital."
Net Interest Income and Net Interest Margin2
Net interest income was $100.2 million for the fourth quarter of fiscal year 2016, an increase of $13.0 million, or 14.9%, compared to the same quarter in fiscal year 2015. The increase was primarily attributable to higher loan interest income driven by 19.2% growth in average loans outstanding between the periods, partially offset by an 8 basis point decrease in the yield on total loans.
Net interest margin was 3.92%, 3.95% and 3.98%, respectively, for the quarters ended September 30, 2016, June 30, 2016 and September 30, 2015. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.73%, 3.74% and 3.72%, respectively, for the same periods. Net interest margin and adjusted net interest margin1 were 6 basis points lower and 1 basis point higher, respectively, compared to the same quarter of fiscal year 2015. The decline in net interest margin was primarily driven by a 2 basis point decline in the yield on interest-earning assets and a 4 basis point increase in the cost of

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this release.
2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.

interest-bearing liabilities, which included a 3 basis point increase in the cost of deposits. The increase in the adjusted net interest margin1 was driven by the fact that the realized loss on interest rate swaps decreased by 13.2%, despite the notional amount outstanding remaining similar, as a result of increases in short-term LIBOR rates. On a sequential quarter basis, the yield on total loans decreased 2 basis points to 4.77%, the cost of deposits increased 1 basis point to 0.33%, the yield on investment securities decreased by 6 basis points and cost of borrowings increased 1 basis point to 0.99%.
Loan growth during the quarter ended September 30, 2016 was $75.7 million, or 0.9%, bringing fiscal year-to-date growth to $1.36 billion, or 18.5%, which included $863.7 million of loans at fair value acquired in the HF acquisition in the third quarter of 2016. Excluding the acquired loans, net growth for the fiscal year was $493.7 million, or 6.7%. The net growth during the quarter was primarily driven by $97.1 million of commercial real estate ("CRE") loan growth and $67.3 million of agriculture loan growth, partially offset by a $70.0 million reduction in commercial non-real estate ("C&I") loans outstanding.
Total deposits grew by $124.6 million during the quarter and by $1.22 billion, or 16.5%, including $863.1 million of deposits acquired in the HF acquisition, compared to September 30, 2015. Excluding the acquired deposits, net deposit growth for the year was $354.6 million, or 4.8%. Organic deposit growth was driven by growth in both commercial deposits and consumer deposits, where growth in checking and savings balances outpaced the continued runoff of time deposit accounts. FHLB and other borrowings were reduced by $42.3 million, or 4.6%, as a result of deposit growth during the quarter exceeding net loan growth.
Provision for Loan and Lease Losses and Asset Quality
Provision for loan and lease losses was $5.1 million for the quarter ended September 30, 2016, compared to $1.6 million in the same quarter of fiscal year 2015. Net charge-offs for the quarter were $4.7 million, or 21 basis points of average total loans on an annualized basis, and $9.5 million, or 12 basis points of average total loans, for fiscal year 2016. For the comparable quarter in fiscal year 2015, net charge-offs were $0.4 million, or 2 basis points of average total loans on an annualized basis, and $9.4 million, or 13 basis points of average total loans, for fiscal year 2015. The ratio of allowance for loan and lease losses ("ALLL") to total loans was 0.74% at September 30, 2016, a slight decrease from 0.75% at June 30, 2016. The balance of the ALLL increased from $64.2 million to $64.6 million over the same period.
Included within total loans are approximately $1.13 billion of loans for which management has elected the fair value option. These loans are excluded from the ALLL process, but management has estimated that approximately $7.4 million of the fair value adjustment for these loans relates to credit risk, translating to an additional 0.09% of total loans. Additionally, the Company assigned a net purchase discount of $28.5 million to the loans acquired in the HF acquisition during the third quarter of 2016, which was consistent with due diligence expectations and equated to approximately 3.2% of the gross acquired loans. Total purchase discount remaining on all acquired loans at September 30, 2016 was 0.46% of total loans.
At September 30, 2016, loans graded "Watch" were $327.6 million, a decrease of $68.3 million, or 17.2%, compared to June 30, 2016, and loans graded "Substandard" were $241.6 million, an increase of $4.0 million, or 1.7%, over the same period. The reduction in loans graded "Watch" was primarily driven by the upgrade of a number of CRE loans to "Pass" status and the downgrade of one larger C&I exposure that is heavily dependent on the agriculture industry. The small increase in loans graded "Substandard" was primarily driven by the previously mentioned C&I downgrade, partially offset by the net charge-offs recorded during the quarter, loans upgraded to "Watch" or better and loan principal payments received. Within the agriculture loan segment, individual loan relationships were both upgraded and downgraded during the quarter but overall levels of "Watch" and "Substandard" loans improved slightly.
Nonaccrual loans were $126.4 million as of September 30, 2016, with $4.1 million of the balance covered by FDIC loss-sharing arrangements. Total nonaccrual loans increased by $18.2 million during the quarter and increased by $58.1 million compared to same quarter in fiscal year 2015. The most significant driver of the increase in nonaccrual loans was the C&I loan that was downgraded to "Substandard" and placed on nonaccrual. Total OREO balances were $10.3 million as of September 30, 2016, a decrease of $1.4 million, or 12.1%, compared to June 30, 2016.
The Company’s grain producing customers generally harvest their crops - namely corn and soybeans - during the December quarter.  While spot prices for these commodities remain suppressed compared to record high levels in recent years, customers and bankers are consistently reporting favorable crop conditions and significantly higher than average harvest volume expectations which, paired with effective forward selling strategies undertaken by many customers, should help partially offset the negative impact of current prices for a number of customers.  “We expect the 2016 and 2017 operating results to be strained for many of our grain producers, but we are actively managing lending relationships to ensure the best possible outcomes and we remain comfortable with our overall exposure to this industry,” said Steve Ulenberg, Chief Risk Officer. “We are also monitoring recent declines in beef and hog prices and analyzing any potential impact to our customers that may be affected if prices continue to fall from current levels or remain lower for a longer period of time so we are able to put required action plans in place in a timely manner.”

Total credit-related charges decreased compared to the sequential quarter and to fiscal year 2015, while charges increased compared to the fourth quarter of fiscal year 2015. A summary of total credit-related charges incurred during the current, prior and comparable quarters and current and prior fiscal years is presented below:

GREAT WESTERN BANCORP, INC.
Summary of Credit-Related Charges (Unaudited)
(Dollars in thousands)		For the twelve months ended:		For the three months ended:
Item	Included within F/S Line Item(s):	September 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	September 30, 2015
Provision for loan and lease losses	Provision for loan and lease losses	$16,955	$19,041	$5,063	$5,372	$1,633
Net OREO charges	Net loss (recovery) on repossessed property and other related expenses	1,263	5,382	784	379	(165)
(Recovery) reversal of interest income on nonaccrual loans	Interest income on loans	1,433	372	113	1,505	117
Loan fair value adjustment related to credit	Net increase (decrease) in fair value of loans at fair value	1,618	3,703	(678)	2,722	265
Total		$21,268	$28,498	$5,283	$9,978	$1,850
Noninterest Income
Noninterest income was $15.8 million for the quarter ended September 30, 2016, an increase of $6.8 million, or 74.6%, compared to the same quarter of fiscal year 2015. Included within noninterest income are the changes in fair value of certain loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives used to manage the interest rate risk on these loans. On a net basis, these two components of noninterest income accounted for an increase of $1.7 million, which is comprised of a lower net realized loss on derivatives and a favorable change to the loan fair value adjustment related to credit.
Noninterest income from product and service fees increased by $5.1 million over the fourth quarter of fiscal year 2015. Service charges and other fees increased by $2.9 million, accounting for the largest component of the increase. Management estimates that the impact of the opportunity to charge higher debit card interchange rates for a period of time accounted for approximately $2.6 million of the increase, while higher fee income related to commercial deposit relationships accounted for the remainder of the increase. The higher allowable interchange rates are effective through June 30, 2017. Additionally, mortgage banking income and wealth management income increased by $1.5 million and $0.5 million, respectively.
Noninterest Expense
Total noninterest expense was $57.3 million for the quarter ended September 30, 2016, an increase of $12.5 million, or 27.9%, compared to the same quarter in fiscal year 2015. Included within noninterest expense for the quarter were $2.7 million of one-time acquisition costs related to the HF acquisition. Management believes that substantially all of the costs related to the acquisition have been incurred and estimates that the integration of HF's operations has resulted in approximately $6.5 million of incremental noninterest expenses on a quarterly basis, including amortization of intangible assets related to the acquisition, reflecting substantially all expected cost synergies. Salaries and employee benefits increased by $5.4 million and professional fees increased by $0.9 million, each primarily driven by the impact of integrating HF's operations into the consolidated business. Net OREO costs also increased by $0.9 million.
The efficiency ratio1 was 48.5% for the quarter, compared to 45.8% for the same quarter of fiscal year 2015 and 49.6% for fiscal year 2016, compared to 48.0% for fiscal year 2015. Each of the ratios for fiscal year 2016 was primarily impacted by one-time acquisition expenses.
Provision for Income Taxes
The provision for income taxes for the fourth fiscal quarter ended September 30, 2016 was $17.9 million, reflecting an effective tax rate of 34.6% of income before income taxes, compared to an effective tax rate of 29.6% for the comparable quarter of fiscal year 2015, which was abnormally low. The effective tax rate for fiscal years 2016 and 2015 was 32.7% and 32.5%, respectively.
Capital
Tier 1 and total capital ratios were 11.1% and 12.2%, respectively, as of September 30, 2016, compared to 10.9% and 12.0%, respectively, as of June 30, 2016. The common equity tier 1 capital ratio was 10.2% as of September 30, 2016 and 10.0% as of June 30, 2016. The tier 1 leverage ratio was 9.5% as of September 30, 2016 and 10.0% as of June 30, 2016. All regulatory capital ratios remain above regulatory minimums to be considered "well capitalized."

On October 27, 2016, the Company’s Board of Directors declared a dividend of $0.17 per common share payable on November 23, 2016 to stockholders of record as of close of business on November 11, 2016. The aggregate dividend payment will be approximately $10.0 million. This represents an increase of 21.4% compared to recent quarterly dividends of $0.14 per common share. The Company's Board of Directors also authorized a share repurchase program of $100.0 million on October 26, 2016.
Business Outlook
"We remain very optimistic about the trajectory of our business as we look forward to our next fiscal year," added Karels. "Our people are committed to delivering on our strategy while providing outstanding service to our customers and ensuring we are an employer of choice in our communities. We believe this is a formula that will lead to outstanding returns for our stockholders over time. We know we will face challenges in the next year, including tempering loan growth slightly by focusing on profitable relationships that allow us to remain compliant with internal and external concentration limits, but we are confident we will face into these challenges as a team and deliver a successful result."
Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the fourth quarter of fiscal year 2016 on Thursday, October 27, 2016 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on November 10, 2016. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10093381. International callers should dial (412) 317-0088 and enter the same conference ID number.
Annual Stockholder Meeting
The Company's Board of Directors has set the Great Western Bancorp, Inc. Annual Stockholder Meeting for Monday, February 27, 2017. The meeting will commence at 9:00 AM Mountain Standard Time at the Hyatt Regency Scottsdale Resort and Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona. The record date for determination of stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting is January 6, 2017.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through 174 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, strategies, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected performance and strategy, the outlook for its agricultural lending segment and the interest rate environment, beyond fiscal year 2016 are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties, including those related to the integration of the recently-completed acquisition of HF Financial Corp., that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other periodic filings with the SEC, including its Quarterly Reports on Form 10-Q for the periods ended December 31, 2015, March 31, 2016, and June 30, 2016 and all risk factors associated with the recently completed acquisition of HF Financial Corp. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the twelve months ended:		At or for the three months ended:
	September 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Operating Data:
Interest and dividend income (FTE)	$403,232	$369,957	$109,730	$102,094	$96,098	$95,310	$94,499
Interest expense	33,524	29,884	9,491	8,537	7,969	7,527	7,296
Noninterest income	42,537	33,890	15,798	9,097	8,999	8,644	9,049
Noninterest expense	207,640	186,794	57,342	61,222	44,855	44,220	44,835
Provision for loan and lease losses	16,955	19,041	5,063	5,372	2,631	3,889	1,633
Net income	121,253	109,065	33,758	26,360	30,674	30,461	33,812
Adjusted net income [1]	$130,982	$109,065	$35,458	$33,911	$31,152	$30,461	$33,812
Common shares outstanding	58,693,304	55,219,596	58,693,304	58,693,499	55,245,177	55,244,569	55,219,596
Weighted average diluted common shares outstanding	56,729,350	57,500,878	58,938,367	57,176,705	55,408,876	55,393,452	56,215,947
Earnings per common share - diluted	$2.14	$1.90	$0.57	$0.46	$0.55	$0.55	$0.60
Adjusted earnings per common share - diluted [1]	$2.31	$1.90	$0.60	$0.59	$0.56	$0.55	$0.60

Performance Ratios:
Net interest margin (FTE)[2]	3.96%	3.94%	3.92%	3.95%	3.99%	3.98%	3.98%
Adjusted net interest margin (FTE)1 2	3.74%	3.68%	3.73%	3.74%	3.75%	3.73%	3.72%
Return on average total assets[2]	1.16%	1.12%	1.19%	1.00%	1.24%	1.23%	1.38%
Return on average common equity[2]	7.9%	7.5%	8.2%	6.8%	8.3%	8.3%	9.2%
Return on average tangible common equity1 2	15.1%	15.4%	15.3%	12.9%	16.0%	16.2%	18.1%
Efficiency ratio[1]	49.6%	48.0%	48.5%	58.8%	45.5%	45.1%	45.8%

Capital:
Tier 1 capital ratio	11.1%	10.9%	11.1%	10.9%	11.1%	10.9%	10.9%
Total capital ratio	12.2%	12.1%	12.2%	12.0%	12.4%	12.2%	12.1%
Tier 1 leverage ratio	9.5%	9.1%	9.5%	10.0%	9.5%	9.4%	9.1%
Common equity tier 1 ratio	10.2%	10.1%	10.2%	10.0%	10.4%	10.2%	10.1%
Tangible common equity / tangible assets[1]	8.5%	8.3%	8.5%	8.3%	8.7%	8.3%	8.3%
Book value per share - GAAP	$28.34	$26.43	$28.34	$27.95	$27.32	$26.71	$26.43
Tangible book value per share[1]	$15.55	$13.66	$15.55	$15.15	$14.58	$13.96	$13.66

Asset Quality:
Nonaccrual loans	$126,395	$68,289	$126,395	$108,207	$54,988	$54,351	$68,289
OREO	$10,282	$15,892	$10,282	$11,701	$12,204	$15,503	$15,892
Nonaccrual loans / total loans	1.46%	0.93%	1.46%	1.26%	0.73%	0.72%	0.93%
Net charge-offs (recoveries)	$9,513	$9,359	$4,654	$3,046	$1,852	$(39)	$363
Net charge-offs (recoveries) / average total loans[2]	0.12%	0.13%	0.21%	0.15%	0.10%	—%	0.02%
Allowance for loan and lease losses / total loans	0.74%	0.78%	0.74%	0.75%	0.82%	0.81%	0.78%
Watch-rated loans	$327,608	$310,378	$327,608	$395,893	$333,597	$298,620	$310,379

[1] This is a non-GAAP financial measure management believes is helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)
(Dollars in thousands)

	At or for the twelve months ended:		At or for the three months ended:
	September 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Interest and dividend income
Loans	$370,444	$338,458	$101,307	$93,749	$88,192	$87,197	$86,480
Taxable securities	23,249	22,973	5,649	5,826	5,787	5,987	5,923
Nontaxable securities	230	51	145	61	12	12	15
Dividends on securities	1,201	1,247	369	396	222	213	250
Federal funds sold and other	574	652	248	157	94	75	53
Total interest and dividend income	395,698	363,381	107,718	100,189	94,307	93,484	92,721
Interest expense
Deposits	25,114	23,362	6,968	6,451	6,029	5,665	5,587
Securities sold under agreements to repurchase	519	563	125	124	132	139	133
FHLB advances and other borrowings	4,154	3,631	1,323	986	929	916	925
Related party notes payable	—	771	—	—	—	—	79
Subordinated debentures and subordinated notes payable	3,737	1,557	1,075	976	879	807	572
Total interest expense	33,524	29,884	9,491	8,537	7,969	7,527	7,296
Net interest income	362,174	333,497	98,227	91,652	86,338	85,957	85,425
Provision for loan and lease losses	16,955	19,041	5,063	5,372	2,631	3,889	1,633
Net interest income after provision for loan and lease losses	345,219	314,456	93,164	86,280	83,707	82,068	83,792
Noninterest income
Service charges and other fees	46,209	39,134	13,111	12,316	10,316	10,467	10,238
Wealth management fees	7,283	7,412	2,196	1,807	1,668	1,612	1,658
Mortgage banking income, net	7,261	6,694	3,119	1,669	1,204	1,270	1,667
Net gain (loss) on sale of securities	160	310	356	134	24	(354)	259
Net increase (decrease) in fair value of loans at fair value	26,314	36,742	(8,939)	14,198	35,955	(14,901)	28,828
Net realized and unrealized gain (loss) on derivatives	(48,658)	(62,088)	4,721	(21,925)	(40,893)	9,439	(34,731)
Other	3,968	5,686	1,234	898	725	1,111	1,130
Total noninterest income	42,537	33,890	15,798	9,097	8,999	8,644	9,049
Noninterest expense
Salaries and employee benefits	109,055	100,646	30,638	28,352	24,769	25,296	25,273
Data processing	21,719	19,531	5,896	5,625	4,950	5,246	5,338
Occupancy expenses	15,759	14,809	4,323	4,002	3,843	3,591	3,640
Professional fees	13,572	14,024	4,485	3,327	2,652	3,108	3,560
Communication expenses	3,721	4,455	1,072	788	928	934	1,026
Advertising	4,267	3,940	1,252	1,047	1,048	920	1,070
Equipment expenses	3,795	3,905	1,001	959	931	904	949
Net loss (gain) on repossessed property and other related expenses	1,263	5,382	784	379	210	(110)	(165)
Amortization of core deposits and other intangibles	3,264	7,110	1,024	822	708	709	708
Acquisition expenses	15,692	—	2,742	12,179	771	—	—
Other	15,533	12,992	4,125	3,742	4,045	3,622	3,436
Total noninterest expense	207,640	186,794	57,342	61,222	44,855	44,220	44,835
Income before income taxes	180,116	161,552	51,620	34,155	47,851	46,492	48,006
Provision for income taxes	58,863	52,487	17,862	7,795	17,177	16,031	14,194
Net income	$121,253	$109,065	$33,758	$26,360	$30,674	$30,461	$33,812

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)
(Dollars in thousands)

	As of
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Assets
Cash and due from banks	$524,611	$475,785	$174,401	$212,710	$237,770
Securities	1,317,386	1,361,164	1,328,685	1,317,605	1,327,327
Total loans	8,682,644	8,606,974	7,557,788	7,530,660	7,325,198
Allowance for loan and lease losses	(64,642)	(64,243)	(61,917)	(61,128)	(57,200)
Loans, net	8,618,002	8,542,731	7,495,871	7,469,532	7,267,998
Goodwill and other intangible assets	750,755	751,217	703,508	704,217	704,926
Other assets	320,426	322,325	239,830	253,151	260,633
Total assets	$11,531,180	$11,453,222	$9,942,295	$9,957,215	$9,798,654

Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,880,512	$1,802,169	$1,503,981	$1,506,868	$1,368,453
Interest-bearing deposits	6,724,278	6,678,040	6,208,748	6,155,750	6,018,612
Total deposits	8,604,790	8,480,209	7,712,729	7,662,618	7,387,065
Securities sold under agreements to repurchase	141,688	159,016	146,273	187,871	185,271
FHLB advances and other borrowings	871,037	913,377	370,000	451,000	581,000
Other liabilities	250,274	260,109	204,091	180,210	185,972
Total liabilities	9,867,789	9,812,711	8,433,093	8,481,699	8,339,308
Stockholders' equity	1,663,391	1,640,511	1,509,202	1,475,516	1,459,346
Total liabilities and stockholders' equity	$11,531,180	$11,453,222	$9,942,295	$9,957,215	$9,798,654

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)
(Dollars in thousands)

	As of					Fiscal year-to-date:
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	Change ($)	Change (%)
Commercial non-real estate	$1,676,247	$1,746,257	$1,588,356	$1,586,501	$1,610,828	$65,419	4.1%
Agriculture	2,168,937	2,101,601	1,900,013	1,969,269	1,861,465	307,472	16.5%
Construction and development	469,968	487,220	368,408	336,679	256,697	213,271	83.1%
Owner-occupied CRE	1,167,265	1,207,665	1,107,055	1,081,617	1,122,041	45,224	4.0%
Non-owner-occupied CRE	1,678,007	1,554,127	1,350,444	1,286,063	1,227,354	450,653	36.7%
Multifamily residential real estate	438,867	408,012	252,121	257,681	239,656	199,211	83.1%
Commercial real estate	3,754,107	3,657,024	3,078,028	2,962,040	2,845,748	908,359	31.9%
Residential real estate	1,017,877	1,032,355	909,590	927,138	921,827	96,050	10.4%
Consumer	76,273	79,814	64,465	69,787	73,049	3,224	4.4%
Other [1]	42,477	45,444	39,510	40,719	38,371	4,106	10.7%
Total unpaid principal balance	8,735,918	8,662,495	7,579,962	7,555,454	7,351,288	1,384,630	18.8%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(53,274)	(55,521)	(22,174)	(24,794)	(26,090)	(27,184)	104.2%
Total loans	$8,682,644	$8,606,974	$7,557,788	$7,530,660	$7,325,198	$1,357,446	18.5%

[1] Other loans primarily include consumer and commercial credit cards and customer deposit account overdrafts.

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)
(Dollars in thousands)

	For the three months ended:
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest (FTE) [1]	Yield / Cost [2]	Average Balance	Interest (FTE) [1]	Yield / Cost [2]	Average Balance	Interest (FTE) [1]	Yield / Cost [2]
Assets
Cash and due from banks	$183,985	$248	0.54%	$130,521	$157	0.48%	$72,054	$53	0.29%
Investment securities	1,379,971	6,163	1.78%	1,373,451	6,283	1.84%	1,400,485	6,188	1.75%
Non ASC 310-30 loans, net [3]	8,477,214	101,070	4.74%	7,903,860	93,733	4.77%	7,108,598	86,613	4.83%
ASC 310-30 loans, net	132,573	2,249	6.75%	120,744	1,921	6.40%	112,334	1,645	5.81%
Loans, net	8,609,787	103,319	4.77%	8,024,604	95,654	4.79%	7,220,932	88,258	4.85%
Total interest-earning assets	10,173,743	109,730	4.29%	9,528,576	102,094	4.31%	8,693,471	94,499	4.31%
Noninterest-earning assets	1,152,995			1,085,961			1,048,844
Total assets	$11,326,738	$109,730	3.85%	$10,614,537	$102,094	3.87%	$9,742,315	$94,499	3.85%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,710,901			$1,497,567			$1,315,345
NOW, MMDA and savings deposits	5,405,798	$4,709	0.35%	5,236,443	$4,270	0.33%	4,626,315	$3,185	0.27%
CDs	1,402,427	2,259	0.64%	1,340,460	2,182	0.65%	1,408,155	2,402	0.68%
Total deposits	8,519,126	6,968	0.33%	8,074,470	6,452	0.32%	7,349,815	5,587	0.30%
Securities sold under agreements to repurchase	152,412	125	0.33%	152,615	124	0.33%	164,843	133	0.32%
FHLB advances and other borrowings	749,122	1,323	0.70%	600,477	986	0.66%	597,758	925	0.61%
Related party notes payable	—	—	—%	—	—	—%	13,321	79	2.35%
Subordinated debentures and subordinated notes payable	111,840	1,075	3.82%	101,419	975	3.87%	79,756	572	2.85%
Total borrowings	1,013,374	2,523	0.99%	854,511	2,085	0.98%	855,678	1,709	0.79%
Total interest-bearing liabilities	9,532,500	$9,491	0.39%	8,928,981	$8,537	0.38%	8,205,493	$7,296	0.35%
Noninterest-bearing liabilities	147,083			118,184			80,450
Stockholders' equity	1,647,155			1,567,372			1,456,372
Total liabilities and stockholders' equity	$11,326,738			$10,614,537			$9,742,315
Net interest spread			3.46%			3.48%			3.50%
Net interest income and net interest margin (FTE) [1]		$100,239	3.92%		$93,557	3.95%		$87,203	3.98%
Less: Tax equivalent adjustment		2,012			1,905			1,778
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$98,227	3.84%		$91,652	3.87%		$85,425	3.90%

[1] These are non-GAAP financial measures management believes are helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measures and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.
[3] Interest income includes $1.7 million and $0.1 million for the fourth quarter of fiscal year 2016 and 2015, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)
(Dollars in thousands)

	For the twelve months ended:
	September 30, 2016			September 30, 2015
	Average Balance	Interest (FTE) [1]	Yield / Cost [2]	Average Balance	Interest (FTE) [1]	Yield / Cost [2]
Assets
Cash and due from banks	$122,651	$574	0.47%	$244,850	$652	0.27%
Investment securities	1,366,925	24,680	1.81%	1,377,718	24,271	1.76%
Non ASC 310-30 loans, net [3]	7,736,454	370,521	4.79%	6,889,738	336,194	4.88%
ASC 310-30 loans, net	113,828	7,457	6.55%	129,413	8,840	6.83%
Loans, net	7,850,282	377,978	4.81%	7,019,151	345,034	4.92%
Total interest-earning assets	9,339,858	403,232	4.32%	8,641,719	369,957	4.28%
Noninterest-earning assets	1,079,503			1,079,201
Total assets	$10,419,361	$403,232	3.87%	$9,720,920	$369,957	3.81%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,493,287			$1,350,749
NOW, MMDA and savings deposits	5,081,401	$16,206	0.32%	4,472,223	$12,374	0.28%
CDs	1,345,693	8,908	0.66%	1,539,863	10,988	0.71%
Total deposits	7,920,381	25,114	0.32%	7,362,835	23,362	0.32%
Securities sold under agreements to repurchase	160,820	519	0.32%	168,455	563	0.33%
FHLB advances and other borrowings	580,283	4,154	0.72%	554,127	3,631	0.66%
Related party notes payable	—	—	—%	34,301	771	2.25%
Subordinated debentures and subordinated notes payable	98,689	3,737	3.79%	62,001	1,557	2.51%
Total borrowings	839,792	8,410	1.00%	818,884	6,522	0.80%
Total interest-bearing liabilities	8,760,173	$33,524	0.38%	8,181,719	$29,884	0.37%
Noninterest-bearing liabilities	117,344			82,978
Stockholders' equity	1,541,844			1,456,223
Total liabilities and stockholders' equity	$10,419,361			$9,720,920
Net interest spread			3.49%			3.44%
Net interest income and net interest margin (FTE) [1]		$369,708	3.96%		$340,073	3.94%
Less: Tax equivalent adjustment		7,534			6,576
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$362,174	3.88%		$333,497	3.86%

[1] These are non-GAAP financial measures management believes are helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measures and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.
[3] Interest income includes $3.7 million and $0.2 million for the twelve months ended 2016 and 2015, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

In particular, we evaluate our profitability and performance based on our adjusted net income, adjusted earnings per share, cash net income and return on average tangible common equity. Our adjusted net income and adjusted earnings per share exclude the after-tax effect of items with a significant impact to net income that we do not believe to be recurring in nature, e.g., one-time acquisition expenses. Our cash net income and return on tangible common equity exclude the effects of amortization expense relating to intangible assets and related tax effects from the acquisition of us by NAB and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information excluding significant nonrecurring items (for adjusted net income and adjusted earnings per share) and based on our cash payments and receipts during the period (for cash net income and return on average tangible common equity).
We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on non ASC 310-30 loans and adjusted yield on non ASC 310-30 loans. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets and the ratio of our tangible common equity to common shares outstanding. Our calculations of these ratios exclude the effect of goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions. We also believe the ratio of our tangible common equity to common shares outstanding is helpful in understanding our stockholders’ relative ownership position as we undertake various actions to issue and retire common shares outstanding.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the twelve months ended:		At or for the three months ended:
	September 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Adjusted net income and adjusted earnings per common share:
Net income - GAAP	$121,253	$109,065	$33,758	$26,360	$30,674	$30,461	$33,812
Add: Acquisition expenses	15,692	—	2,742	12,179	771	—	—
Add: tax effect at 38%	(5,963)	—	(1,042)	(4,628)	(293)	—	—
Adjusted net income	$130,982	$109,065	$35,458	$33,911	$31,152	$30,461	$33,812

Weighted average diluted common shares outstanding	56,729,350	57,500,878	58,938,367	57,176,705	55,408,876	55,393,452	56,215,947
Earnings per common share - diluted	$2.14	$1.90	$0.57	$0.46	$0.55	$0.55	$0.60
Adjusted earnings per common share - diluted	$2.31	$1.90	$0.60	$0.59	$0.56	$0.55	$0.60

Tangible net income and return on average tangible common equity:
Net income - GAAP	$121,253	$109,065	$33,758	$26,360	$30,674	$30,461	$33,812
Add: Amortization of intangible assets	3,264	7,110	1,024	822	708	709	708
Add: Tax on amortization of intangible assets	(880)	(880)	(220)	(220)	(220)	(220)	(220)
Tangible net income	$123,637	$115,295	$34,562	$26,962	$31,162	$30,950	$34,300

Average common equity	$1,541,844	$1,456,223	$1,647,155	$1,567,372	$1,488,398	$1,464,450	$1,456,372
Less: Average goodwill and other intangible assets	721,726	707,920	750,756	727,707	703,866	704,576	705,284
Average tangible common equity	$820,118	$748,303	$896,399	$839,665	$784,532	$759,874	$751,088
Return on average common equity *	7.9%	7.5%	8.2%	6.8%	8.3%	8.3%	9.2%
Return on average tangible common equity *	15.1%	15.4%	15.3%	12.9%	16.0%	16.2%	18.1%

* Calculated as net income divided by average common equity and cash net income divided by average tangible common equity, respectively. Annualized for partial-year periods.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the twelve months ended:		At or for the three months ended:
	September 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income - GAAP	$362,174	$333,497	$98,227	$91,652	$86,338	$85,957	$85,425
Add: Tax equivalent adjustment	7,534	6,576	2,012	1,905	1,791	1,826	1,778
Net interest income (FTE)	369,708	340,073	100,239	93,557	88,129	87,783	87,203
Add: Current realized derivative gain (loss)	(20,727)	(21,642)	(4,895)	(5,005)	(5,175)	(5,652)	(5,637)
Adjusted net interest income (FTE)	$348,981	$318,431	$95,344	$88,552	$82,954	$82,131	$81,566

Average interest-earning assets	$9,339,858	$8,641,719	$10,173,743	$9,528,576	$8,892,465	$8,764,649	$8,693,471
Net interest margin (FTE) *	3.96%	3.94%	3.92%	3.95%	3.99%	3.98%	3.98%
Adjusted net interest margin (FTE) **	3.74%	3.68%	3.73%	3.74%	3.75%	3.73%	3.72%

* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.

Adjusted interest income and adjusted yield (fully-tax equivalent basis), on non ASC 310-30 loans:
Net interest income - GAAP	$362,987	$329,618	$99,058	$91,829	$86,534	$85,567	$84,835
Add: Tax equivalent adjustment	7,534	6,576	2,012	1,905	1,791	1,826	1,778
Interest income (FTE)	370,521	336,194	101,070	93,734	88,325	87,393	86,613
Add: Current realized derivative gain (loss)	(20,727)	(21,642)	(4,895)	(5,005)	(5,175)	(5,652)	(5,637)
Adjusted interest income (FTE)	$349,794	$314,552	$96,175	$88,729	$83,150	$81,741	$80,976

Average non ASC 310-30 loans	$7,736,454	$6,889,738	$8,477,214	$7,903,860	$7,371,600	$7,193,143	$7,108,598
Yield (FTE) *	4.79%	4.88%	4.74%	4.77%	4.82%	4.83%	4.83%
Adjusted yield (FTE) **	4.52%	4.57%	4.51%	4.52%	4.54%	4.52%	4.52%

* Calculated as interest income (FTE) divided by average loans. Annualized for partial-year periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for partial-year periods.

Efficiency ratio:
Total revenue - GAAP	$404,711	$367,387	$114,025	$100,749	$95,339	$94,601	$94,474
Add: Tax equivalent adjustment	7,534	6,576	2,012	1,905	1,791	1,826	1,778
Total revenue (FTE)	$412,245	$373,963	$116,037	$102,654	$97,130	$96,427	$96,252

Noninterest expense	$207,640	$186,794	$57,342	$61,222	$44,855	$44,220	$44,835
Less: Amortization of intangible assets	3,264	7,110	1,024	822	708	709	708
Tangible noninterest expense	$204,376	$179,684	$56,318	$60,400	$44,147	$43,511	$44,127
Efficiency ratio *	49.6%	48.0%	48.5%	58.8%	45.5%	45.1%	45.8%

* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the twelve months ended:		At or for the three months ended:
	September 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,663,391	$1,459,346	$1,663,391	$1,640,511	$1,509,202	$1,475,516	$1,459,346
Less: Goodwill and other intangible assets	750,755	704,926	750,755	751,217	703,508	704,217	704,926
Tangible common equity	$912,636	$754,420	$912,636	$889,294	$805,694	$771,299	$754,420

Total assets	$11,531,180	$9,798,654	$11,531,180	$11,453,222	$9,942,295	$9,957,215	$9,798,654
Less: Goodwill and other intangible assets	750,755	704,926	750,755	751,217	703,508	704,217	704,926
Tangible assets	$10,780,425	$9,093,728	$10,780,425	$10,702,005	$9,238,787	$9,252,998	$9,093,728
Tangible common equity to tangible assets	8.5%	8.3%	8.5%	8.3%	8.7%	8.3%	8.3%

Tangible book value per share:
Total stockholders' equity	$1,663,391	$1,459,346	$1,663,391	$1,640,511	$1,509,202	$1,475,516	$1,459,346
Less: Goodwill and other intangible assets	750,755	704,926	750,755	751,217	703,508	704,217	704,926
Tangible common equity	$912,636	$754,420	$912,636	$889,294	$805,694	$771,299	$754,420

Common shares outstanding	58,693,304	55,219,596	58,693,304	58,693,499	55,245,177	55,244,569	55,219,596
Book value per share - GAAP	$28.34	$26.43	$28.34	$27.95	$27.32	$26.71	$26.43
Tangible book value per share	$15.55	$13.66	$15.55	$15.15	$14.58	$13.96	$13.66

GREAT WESTERN BANCORP, INC.

Media Contact:
Ann Nachtigal, 605-988-9217
ann.nachtigal@greatwesternbank.com

Investor Relations Contact:
David Hinderaker, 605-988-9253
david.hinderaker@greatwesternbank.com